Exhibit 10.1

VANTAGE DRILLING COMPANY

PERFORMANCE UNIT AWARD AGREEMENT

Vantage Drilling Company (the “Company”) hereby grants the following performance units, which represent the right to receive an unrestricted share of Company “Common Stock” as defined in the Plan for each performance unit that becomes vested as determined by the Committee upon the applicable Determination Date (the “Performance Units”), to the Participant named below in accordance with and subject to the terms, conditions and restrictions of this Award Agreement, together with the provisions of the Vantage Drilling Company Amended and Restated 2007 Long Term Incentive Compensation Plan (as amended and restated effective April 14, 2011) (the “Plan”) pursuant to this “Award Agreement.”

Name of “Participant:

“Date of Grant”:

Aggregate Number of “Performance Units” Awarded:

Vesting Schedule: Subject to the terms and conditions of this Award Agreement, a portion of the Performance Units will vest annually on             of each year as set forth in the table on page 2 of this Award Agreement, provided however, that Participant shall be entitled to receive value for vested Performance Units if, and only if, the Committee certifies that the required level of the Company’s strategic financial performance objective of                      as compared to the                      is achieved on the applicable Determination Date(s) as follows:

Vesting Date	Performance Units Eligible for Vesting	Performance Period	Performance Measure	Performance Units Vesting	Alternative Vesting
			Company TSR performance relative to the Peer Group TSR for the Performance Period	( as of Determination Date following Vesting Date)	Performance	Share Ratio

			Threshold:	If Threshold performance measure achieved for Performance Period:

			Target:	If Target performance measure achieved for Performance Period:

Maximum:

If Maximum performance measure achieved for Performance Period:

If the TSR level achieved for a Performance Period is between the Threshold, Target or Maximum levels set for the Performance Period, the TPV received will be adjusted pro rata.

1. The Committee shall have the sole discretion to determine whether the performance measures for an applicable performance period have been obtained and shall certify in writing on the Determination Date the performance level achieved, which Determination Date shall occur within two (2) months following the end of the applicable performance period. Performance Units determined by the Committee to be vested pursuant to the calculation, based on the level of performance achieved, will be converted to Common Stock and issued to the Participant as soon as practicable following the applicable Determination Date, but in no event later than seven (7) days following such Determination Date.

2. Performance Units that have been awarded for a performance period that remain unvested (i.e., less than 100% of Target performance was achieved) at the end of such performance period shall be subject to Alternative Vesting as described in the foregoing table under “Alternative Vesting.” Any Performance Units that remain unvested following the Determination Date immediately following                      shall be cancelled and forfeited.

3. If the Participant is employed on the date of a Change of Control, then any unvested Performance Units will be 100% vested on the date of the Change of Control; provided, however, the Committee at its sole discretion may provide Participant will be vested and receive 150% of the number of unvested Performance Units granted. Any Performance Units vested under this Section 3 due to a Change of Control shall be converted to Common Stock and issued to the Participant no later than the fifth business day following the date of such Change of Control.

4. If Participant’s employment with the Company is terminated by the Company or Participant for any reason, then Participant shall immediately forfeit all Performance Units which are not vested as of the date of such termination in accordance with the provisions herein; provided, however, that if a Participant’s employment with the Company is terminated by the Company or Participant following the vesting date for a performance period but prior to the Determination Date for such performance period, the Participant shall be entitled to have any unpaid Performance Units that vested prior to the date of termination converted into Common Stock in accordance with paragraph 1 above if, and to the extent, that the Committee certifies in writing on the relevant Determination Date that the                      for the performance period meets or exceeds a level at which Performance Units are to be converted into Common Stock (for the sake of clarity, this provision shall not apply to any amounts that may vest due to Alternative Vesting).

5. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings set out in the Plan.

6. The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan, this Award Agreement or any of the shares of Common Stock issued hereunder shall be final and binding on the Participant and other persons claiming or deriving rights through him or her.

7. All provisions of this Award Agreement concern whole shares of Common Stock and no fractional shares of Common Stock shall be issued.

8. The Company’s issuance of any shares of Common Stock or its obligation to make any payments under the Plan is subject to compliance with applicable law. As a condition of participating in the Plan, the Participant agrees to comply with all such applicable law and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such applicable law.

9. Neither the Plan nor any action taken thereunder shall interfere with the right of the Company or its Affiliates to terminate the Participant’s employment at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

10. This Award Agreement and the rights of all parties and the construction of each and every provision hereof and of the Plan and any shares of Common Stock granted hereunder shall be construed according to the laws of the State of Texas.

(a) Independent Legal and Tax Advice and Tax Withholding. The Participant has been advised and Participant hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this Award Agreement, the grant of the Performance Units and the vesting and the disposition of such shares, including, without limitation, with respect to Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”). Participant acknowledges that none of the Company, its Affiliates or any of their officers, directors, employees or agents guarantees or are otherwise responsible for any tax consequences to Participant in connection with this Award Agreement, the Performance Units, or the vesting or disposition thereof under any federal, state, local domestic or foreign law.

The Company and its subsidiaries and Affiliates have the right (i) to withhold shares of Common Stock for any tax required to be withheld in connection with this Award Agreement from the Common Stock vested under this Award Agreement or withhold an amount from any other payment to be made to the Participant for such taxes, or (ii) to otherwise condition the Participant’s right to receive or retain the Common Stock on the Participant making arrangements satisfactory to the Company or any of its subsidiaries or affiliates to enable any related tax obligation of the Participant to be satisfied.

11. The intent of the parties is that this Award Agreement comply with Section 409A and the regulations and guidance promulgated thereunder, and thus, this Award Agreement shall be interpreted accordingly, and to the extent required the defined terms herein shall have the meaning of such terms under Section 409A. Notwithstanding any provision to the contrary in the Plan or this Award Agreement, payments under this Award Agreement that are subject to Section 409A and are to be made hereunder upon a termination of employment shall only be made upon a “separation from service” (as defined in Treasury Regulation § 1.409A 1(h)) and, if the Participant is determined by the Company to be a “specified employee” on the date of termination within the meaning of that term under Section 409A(a)(2)(B), then such payment shall be made at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, (B) the date of the Participant’s death and (C) any other date as may be permitted under Section 409A (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this provision shall be paid to the Participant in a lump sum, and any remaining payments and benefits due under this Award Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Award Agreement.

The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all the terms and provisions of the Plan and this Award Agreement.

Vantage Drilling Company

By:

Name:

Title:

I have read the foregoing Award Agreement and a copy of the Plan which has been provided to me and hereby accept the Shares in accordance with and subject to the terms and conditions of such Award Agreement and the Plan. I agree to be bound by the terms and conditions of this Award Agreement and the Plan governing the award.

Date Accepted	Participant’s Signature

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